Exhibit (a)(5)(ii)

Blackbaud, Inc. Announces Commencement of its Previously Announced
Self Tender Offer for Up To 2,620,690 Shares of Its Common Stock

Charleston, S.C. (June 3, 2005) - Blackbaud, Inc. (Nasdaq: BLKB), the leading provider of software and related services designed specifically for nonprofit organizations, commenced its previously announced self tender offer for up to 2,620,690 shares at a price of $14.50 per share. The price represents a premium of approximately 5.4% over the closing share price of $13.76 per share on May 31, 2005, the last full trading day prior to announcement, and a premium of approximately 13.3% over the closing share price of $12.80 per share on June 2, 2005, the trading day prior to commencement. The 2,620,690 shares that Blackbaud is offering to purchase pursuant to the offer represent approximately 6% of its shares issued and outstanding on May 31, 2005.

The tender offer commenced today, June 3, 2005, and will expire at 5:00 p.m. New York City time, on July 1, 2005, unless extended by Blackbaud. J.P. Morgan Securities, Inc. will act as Dealer Manager, The Altman Group will act as Information Agent and Wachovia Bank, N.A. will act as the Depositary in connection with the tender offer. Any stockholders who require tender offer materials may contact the Information Agent for the offer at the address and telephone number indicated below.

As previously announced, the tender offer is available to all Blackbaud stockholders. The offer is not conditioned on any minimum number of shares being tendered. However, the offer is subject to a number of specific terms and conditions, which are detailed in the Offer to Purchase and related Letter of Transmittal being mailed to stockholders.

Certain stockholders have indicated that they intend to tender an aggregate of approximately 24,000,000 shares. If, as expected, more than 2,620,690 shares are tendered, Blackbaud will purchase shares from tendering stockholders on a pro rata basis. All shares tendered but not purchased by Blackbaud will be returned promptly to the tendering stockholder.

None of Blackbaud, Inc., its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether to tender or refrain from tendering shares.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF BLACKBAUD, INC. COMMON STOCK. THE SOLICITATION OF OFFERS TO BUY BLACKBAUD, INC. COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS DISTRIBUTED TO STOCKHOLDERS BY BLACKBAUD, INC. STOCKHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV WITHOUT CHARGE. STOCKHOLDERS CAN ALSO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, FROM BLACKBAUD, INC AS PROVIDED IN THE OFFER TO PURCHASE, OR FROM THE COMPANY’S INFORMATION AGENT, THE ALTMAN GROUP BY CALLING (800) 548-5210.

About Blackbaud, Inc.

Blackbaud is the leading global provider of software and related services designed specifically for nonprofit organizations. Approximately 13,000 organizations — including the American Red Cross, Bowdoin College, the Chesapeake Bay Foundation, the Crohn’s & Colitis Foundation of America, the Detroit Zoological Society, Episcopal High School, Help the Aged, the New York Philharmonic and United Way of America — use Blackbaud products and consulting services for fundraising, financial management, business intelligence and school administration. Blackbaud’s solutions include The Raiser’s Edge®, The Financial Edge™, The Education Edge™, The Patron Edge™, Blackbaud NetCommunity™, The Information Edge™, WealthPoint™ and ProspectPoint™, as well as a wide range of consulting and educational services. Founded in 1981, Blackbaud is headquartered in Charleston, South Carolina, and has operations in Toronto, Ontario, Glasgow, Scotland, and Sydney, Australia.

Blackbaud, the Blackbaud logo, The Raiser’s Edge, The Financial Edge, The Education Edge, The Patron Edge, Blackbaud NetCommunity, The Information Edge, WealthPoint and ProspectPoint are trademarks or registered trademarks of Blackbaud, Inc.

Forward-looking statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: risk associated with successful implementation of multiple integrated software products; lengthy sales and implementation cycles, particularly in larger organizations; uncertainty regarding increased business and renewals from existing customers; continued success in sales growth; adoption of our products and services by nonprofits; risks related to our dividend and stock repurchase program, including potential limitations on our ability to grow and the possibility that we might discontinue payment of dividends; risk associated with product concentration; economic conditions and seasonality; competition; risks associated with management of growth; risks associated with acquisitions; technological changes that make our products and services less competitive; the ability to attract and retain key personnel; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge upon request from Blackbaud’s investor relations department.